Exhibit 99.1

Contact:
China Shenghuo Pharmaceutical Holdings, Inc	Grayling Global, Investor Relations
Ms. Qiong Hua Gao, CFO	Eddie Cheung
Phone: +86-871-7282608	Phone: +646-284-9414
Email: qionghua_kmsh@163.com	Email: echeung@hfgcg.com
For Immediate Release

China Shenghuo Announces Delay in Filing Form 10-Q for the Fiscal 2008 Second Quarter
and Non-Reliance on Previously Issued Financial Statements

Kunming, China - August 20, 2008 - China Shenghuo Pharmaceutical Holdings, Inc. (AMEX: KUN) (“China Shenghuo” or the “Company”), announced today that the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008 (the “Second Quarter 10-Q”) would be delayed beyond the filing deadline. The Company had previously filed with the Securities and Exchange Commission, on August 13, 2008, a Form 12b-25 Notification of Late Filing, stating that the Company’s Second Quarter 10-Q would not be filed by its due date, August 14, 2008.

This delay is due to a pending internal investigation being conducted by the Audit Committee of the Board of Directors (the “Audit Committee”), based on preliminary information received from Hansen Barnett & Maxwell, P.C., the independent registered public accounting firm of the Company, regarding errors in the accounting for certain sales representative commission advances and trade receivables, the Company’s internal controls, the Company’s personnel involved and related matters. The Audit Committee intends to engage independent counsel to assist in the investigation. The Company currently anticipates completing the investigation and addressing any accounting or other corrective action deemed appropriate, including adjustments to its fiscal periods ended June 30, September 30, and December 30, 2007 and fiscal quarter ended March 31, 2008 results of operations, within the next two months. The Company currently anticipates that, pending conclusion of the investigation, the Company will restate its financial statements for its fiscal periods ended June 30, September 30, and December 30, 2007 and fiscal quarter ended March 31, 2008, and such financial statements, and the auditors report on such financial statements, should not be relied upon at this time.

As a result of the Company’s failure to timely file its Second Quarter 10-Q, the Company may face potential delisting proceedings by the American Stock Exchange (“AMEX”). Pursuant to the AMEX Company Guide Rule 1009(b), the Company anticipates that it will receive a Deficiency Letter from AMEX as a result of its failure to timely file its Second Quarter 10-Q. The Company can provide no assurances that it will regain compliance with AMEX’s continued listing requirements and its failure to do so could result in the delisting of the Company’s common stock from AMEX.

About China Shenghuo

Founded in 1995, China Shenghuo is a specialty pharmaceutical company that focuses on the research, development, manufacture and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which has already been listed in the Insurance Catalogue. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Russia and Kyrgyzstan. For more information, please visit http://www.shenghuo.com.cn.

Forward Looking Statements

This press release may contain certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. Such factors include, but are not limited to, the Company’s reliance on one supplier for Sanchi, ability to develop and market new products, ability to establish and maintain a strong brand, continued maintenance of certificates, permits and licenses required to conduct business in China, protection of the Company’s intellectual property rights, market acceptance of the Company’s products, changes in the laws of the People’s Republic of China that affect the Company’s operations, the Company’s ability to obtain all necessary government certifications and/or licenses to open and operate retail specialty counters to offer its cosmetic products and conduct the Company’s business, cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company’s operations and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.